EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-127013, 333-141654, 333-155442 and 333-155444) pertaining to the employee stock option plan of RADVISION Ltd. of our reports dated March 17, 2009, with respect to the consolidated financial statements and schedule of RADVISION Ltd and the effectiveness of internal control over financial reporting of RADVISION Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2008.

/s/ Kost Forer Gabbay and Kasierer
Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 25, 2009